UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2021

The Oncology Institute, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39248 (Commission File Number)	84-3562323 (I.R.S. Employer Identification No.)
18000 Studebaker Rd, Suite 800 Cerritos, California		90703
(Address of principal executive offices)		(Zip Code)

(213) 760-1328

(Registrant’s telephone number, including area code)

DFP Healthcare Acquisitions Corp.

345 Park Avenue South

New York, New York 10010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TOI	New York Stock Exchange
Warrants to purchase common stock	TOIIW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Unless the context otherwise requires, “we,” “us,” “our,” “TOI” and the “Company” refer to The Oncology Institute, Inc., a Delaware corporation (f/k/a DFP Healthcare Acquisitions Corp., a Delaware corporation), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “DFP” refer to DFP Healthcare Acquisitions Corp., a Delaware corporation, prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus (as defined below) in the section entitled “Certain Defined Terms” beginning on page iv thereof, and such definitions are incorporated herein by reference.

Merger Transaction

On November 12, 2021, (the “Closing Date”), DFP Healthcare Acquisitions Corp., a Delaware corporation (“DFP”), completed the previously announced business combination pursuant to that certain and Plan of Merger, dated June 28, 2021, by and among DFP, Orion Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of DFP (“First Merger Sub”), Orion Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of DFP (“Second Merger Sub”) and TOI Parent, Inc., a Delaware corporation (“Old TOI”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). As contemplated by the Merger Agreement, immediately prior to the effective time of the First Merger (the “Effective Time”), Old TOI caused each share of Old TOI preferred stock, par value $0.001 per share (“Old TOI Preferred Stock”) issued and outstanding as of such time to be automatically converted into 10 shares of common stock of Old TOI, par value $0.001 per share (“Old TOI Common Stock”, and such conversion, the “Conversion”). After giving effect to the Conversion, no shares of TOI Preferred Stock remained issued and outstanding.

At the Effective Time, (i) the First Merger Sub merged with and into Old TOI (the “First Merger”), with Old TOI being the surviving corporation and (ii) immediately following the First Merger, Old TOI merged with and into the Second Merger Sub (the “Second Merger”), with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP (the First Merger and Second Merger together, the “Business Combination”). Upon the closing of the Business Combination, DFP changed its name to “The Oncology Institute, Inc.” (“TOI”). TOI will continue the existing business operations of Old TOI as a publicly traded company.

Following the closing of the Business Combination (the “Closing”), TOI will issue to eligible holders of securities of TOI up to 12,500,000 additional shares of TOI Common Stock, par value $0.0001 per share (“TOI Common Stock”) in the aggregate (the “Earnout Shares”). The Earnout Shares will be earned in two tranches of 5,000,000 and 7,500,000 Earnout Shares, respectively, upon TOI achieving a price per share of TOI Common Stock of $12.50 during the two-year period following the Closing or a per share stock price of $15.00 during the three-year period following the Closing, in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable earnout period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the Closing, (ii) TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers that have not been satisfied during the applicable earnout period, then, the applicable share price trigger that has not been satisfied will be deemed to have been satisfied and earned at the Closing of such transaction as if such share price trigger had been achieved. Holders of Company Options will be issued their pro rata share of the Earnout Shares at Closing, in the form of restricted stock, subject to forfeiture if the Earnout Shares are not earned by the end of the applicable earnout periods. All other Earnout Shares will be issued only if and when the Earnout Shares are earned as described above.

Concurrently with the execution of the Merger Agreement, DFP entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) with Old TOI, DFP Sponsor LLC (the “Sponsor”) and certain of DFP’s directors and officers (together with the Sponsor, the “Subject Stockholders”), pursuant to which, among other things described in the proxy/prospectus on Form S-4 incorporated by reference herein, the Subject Stockholders agreed to subject 20% of the shares of DFP Class B common stock, par value $0.0001 per share (the “DFP Class B Common Stock”), held by the Subject Stockholders (the “Subject Shares”) and 20% of the Private Placement Warrants held by the Sponsor (the “Subject Warrants,” and, together with the Subject Shares, the “Subject Securities”) to forfeiture. The number of Subject Shares and Subject Warrants to be forfeited was determined by multiplying the Subject Warrants and the Subject Warrants, as applicable, by a fraction, the numerator of which is (i) the total number of shares of DFP Class A Common Stock redeemed by DFP’s stockholders prior to the closing, and the denominator of which is (ii) the total number of shares of DFP Class A Common Stock issued and outstanding as of June 28, 2021 (excluding such shares of DFP Class A Common Stock beneficially owned by the Subject Stockholders).

PIPE Investment

As previously announced, concurrently with the execution of the Merger Agreement, DFP entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors (collectively, the “PIPE Investors”), including Deerfield Private Design Fund IV, L.P. (“Deerfield Fund IV”) and Deerfield Partners, L.P. (“Deerfield Partners,” and, together with Deerfield Fund IV, the “Deerfield Funds”), pursuant to which the PIPE Investors agreed to purchase, an aggregate of 27.5 million shares of DFP Class A Common Stock at a purchase price of $10.00 per share, for aggregate proceeds of $275,000,000 (the “PIPE Investment”). Following the Deerfield Exchange described in the proxy statement/prospectus on Form S-4 incorporated by reference herein (the “Proxy Statement/Prospectus”), for every 100 shares of DFP Class A Common Stock to be purchased by the Deerfield Funds, the Deerfield Funds had the option to instead purchase one share of Series A Common Equivalent Preferred Stock (as defined in the Proxy Statement/Prospectus) at a purchase price of $1,000 per share. The PIPE Investment was consummated substantially concurrently with the Closing.

Item 1.01. Entry into a Material Definitive Agreement.

Registration Rights Agreement

On November 12, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, DFP, Sponsor, the Deerfield Funds and the other parties thereto, entered into the Registration Rights Agreement (the “Registration Rights Agreement”). The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 99 titled “The Business Combination Proposal—New Registration Rights Agreement.” Such description is qualified in its entirety by the text of the Registration Rights Agreement, which is included as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note –Merger Transaction” above is incorporated into this Item 2.01 by reference.

A special meeting of DFP stockholders was held on November 12, 2021 (the “Special Meeting”), where the DFP stockholders considered and approved, among other matters, a proposal to adopt the Merger Agreement

Prior to the Special meeting, holders of 17,120,363 Class A ordinary shares of DFP exercised their right to redeem those shares for cash at a price of approximately $10.00 per share, for an aggregate of $171,203,630 (the “Redemptions”). Immediately after giving effect to the Redemptions and prior to the transactions contemplated in the Exchange Agreement, there were 5,789,637 shares of TOI common stock and 5,750,000 TOI Public Warrants outstanding. Upon the consummation of the Business Combination, DFP’s ordinary shares, warrants and units ceased trading on the Nasdaq Capital Market (“Nasdaq”), and TOI’s common stock and warrants began trading on November 15, 2021 on the Nasdaq under the symbols “TOI” and “TOIIW,” respectively. Immediately after giving effect to the Business Combination and the PIPE Investment, (1) DFP’s public shareholders owned approximately 1.2% of the outstanding TOI common stock, (2) Old TOI equity holders (without taking into account any public shares held by Old TOI equity holders prior to the consummation of the Business Combination) owned approximately 70.6% of the outstanding TOI common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) collectively owned approximately 4.5% of the outstanding TOI common stock and (4) the third party PIPE investors owned approximately 23.5% of the outstanding TOI common stock.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K provides that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as DFP was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, the Company has ceased to be a shell company. Accordingly, the Company is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Report, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When TOI discusses its strategies or plans it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, TOI’s management.

•	the projected financial information, anticipated growth rate, and market opportunity of TOI;

•	the ability to maintain the listing of TOI common stock and TOI warrants on Nasdaq;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	factors relating to the business, operations and financial performance of TOI, including:

•	the impact of the COVID-19 pandemic;

•	the ability of TOI to maintain an effective system of internal controls over financial reporting;

•	the ability of TOI to grow market share in its existing markets or any new markets it may enter;

•	the ability of TOI to respond to general economic conditions;

•	the ability of TOI to manage its growth effectively;

•	the ability of TOI to achieve and maintain profitability in the future;

•	the ability of TOI to attract new patients;

•	continued reimbursement from third-party payors; and

•	other factors detailed under the section titled “Risk Factors” beginning on page 45 of the Proxy Statement/Prospectus and incorporated herein by reference.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the other documents filed by TOI from time to time with the SEC. The forward-looking statements contained in this Report and in any document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on TOI. There can be no assurance that future developments affecting TOI will be those that TOI has anticipated. TOI undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

TOI’s business is described in the Proxy Statement/Prospectus in the section titled “Business of TOI” beginning on page 182, which is incorporated herein by reference.

Risk Factors

The risks associated with TOI’s business are described in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 45 and are incorporated herein by reference. A summary of the risks associated with TOI’s business is also included on pages 41-42 of the Proxy Statement/Prospectus under the heading “Summary Risk Factors” and are incorporated herein by reference.

Financial Information

The (i) audited consolidated financial statements of Old TOI as of and for the years ended December 31, 2020 and 2019 included in the Proxy Statement/Prospectus beginning on page F-73 of the Proxy Statement/Prospectus and (ii) unaudited condensed consolidated financial statements of Old TOI as of and for the periods ended September 30, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

The unaudited pro forma condensed combined financial information of DFP and Old TOI as of and for the nine months ended September 30, 2021 and as of and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of TOI’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data”, the historical audited annual statements for the years ended December 31, 2020 and 2019, and the related notes that are included elsewhere in this Report and the historical unaudited interim statements for the nine months ended September 30, 2021 and 2020, and the related notes that are included elsewhere in this Report. The discussion and analysis should also be read together with the pro forma financial information as of and for the year ended December 31, 2020 (and for the nine months ended September 30, 2021). See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. TOI’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Report.

Overview

We are a leading value-based oncology company that manages community-based oncology practices that serve patients at 62 clinic locations across 10 markets and four states throughout the United States, which are staffed with 90 oncologists and advanced practice providers. 48 of these clinics are staffed with 79 providers employed by our affiliated physician-owned professional entities, which we refer to as the TOI PCs, through which we have provided care for more than 46,000 patients in 2020 and managed a population of approximately 1.6 million patients under value-based agreements as of September 30, 2021. We also provide management services on behalf of 14 clinic locations owned by independent oncology practices. Our mission is to heal and empower cancer patients through compassion, innovation, and state-of-the-art medical care.

Our managed clinics provide a range of medical oncology services, including physician services, in-house infusion and dispensary, clinical trial services, innovative programs like outpatient stem cell transplants and transfusions, along with 24/7 patient support. Many of our services, such as managing clinical trials, palliative care programs and stem cell transplants, are traditionally accessed through academic and tertiary care settings, while the TOI PCs bring these services to patients in a community setting. As scientific research progresses and more treatment options become available, cancer care is shifting from acute care episodes to chronic disease management. With this shift, it is increasingly important for high-quality, high-value cancer care to be available in a local community setting to all patients in need.

As a value-based oncology company, we seek to deliver both better quality care and lower cost of care. We work to accomplish this goal by reducing wasteful, inefficient or counterproductive care that drives up costs but does not improve outcomes. We believe payors and employers are aligned with the value-based model due to its enhanced access, improved outcomes, and lower costs. Patients under our affiliated providers’ care can benefit from evidence-based and personalized care plans, gain access to sub-specialized care in convenient community locations, and lower out-of-pocket costs. We believe our affiliated providers enjoy the stability and predictability of a large multi-state practice, are not incentivized or pressured to overtreat when it may be inconsistent with a patient’s goals of care, and can focus on practicing outstanding evidence-based medicine, rather than business building.

The Business Combination

On June 28, 2021, DFP, First Merger Sub and Second Merger Sub entered into the Merger Agreement with Old TOI. The Merger Agreement provides for, (i) the First Merger Sub will merge with and into Old TOI, with Old TOI being the surviving corporation and (ii) immediately following the First Merger, Old TOI will merge with and into the Second Merger Sub, with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP.

On November 12, 2021, the Business Combination closed. DFP was renamed “The Oncology Institute, Inc.” and the TOI Common Stock and the Public Warrants continued to be listed on Nasdaq under the ticker symbols “TOI” and “TOIIW,” respectively.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DFP is treated as the “acquired” company for accounting purposes and the Business Combination is treated as the equivalent of Old TOI issuing stock for the net assets of DFP, accompanied by a recapitalization. The net assets of DFP is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Old TOI. The most significant changes in TOI’s future reported financial position and results are a net increase in cash (as compared to our consolidated balance sheet at September 30, 2021) of $127,402. The total estimated transaction costs for the Business Combination are approximately $40,000. In addition, deferred underwriter fees related to DFP’s initial public offering of $6,300 were paid at the close of the Business Combination. See “Unaudited Pro Forma Combined Financial Information.” New TOI’s cash on hand after giving effect to these transactions will be used for general corporate purposes, general and administrative matters, and capital expenditures. New TOI may also use the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement its business.

Public Company Costs

Subsequent to the Business Combination, New TOI is expected to continue as an SEC-registered and Nasdaq-listed company. We expect to hire additional staff and implement new processes and procedures to address public company requirements. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external costs for investor relations, accounting, audit, legal and other functions.

Impact of COVID-19

The measures to contain the spread and impact of COVID-19 and other developments related to COVID-19 have affected the way in which we conduct our day-to-day business. We have followed U.S. guidance to protect our employees and operations during the pandemic and implemented a partially remote environment for our business. We cannot predict the ongoing impacts of the COVID-19 pandemic or the distribution of vaccines on our business or operations, but we will continue to actively monitor the related issues and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, payors, partners and stockholders.

As a result of the COVID-19 pandemic, federal and state governments have passed legislation, promulgated regulations, and taken other administrative actions intended to assist healthcare providers in providing care to COVID-19 and other patients during the public health emergency. Sources of relief include the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. In addition, the CARES Act provides for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. Various other state and local programs also exist to provide relief, either independently or through distribution of monies received via the CARES Act. During 2021 and 2020, we obtained loans of $4,993 pursuant to the PPPHCE Act; $2,727 under the Accelerated and Advance Payment Program; and $2,001 from Provider Relief Funding under the CARES Act.

Key Factors Affecting our Performance

Our Patients

Through the TOI PCs, we serve adult and senior cancer patients in markets that have Medicare Advantage (“MA”) plans. We plan to leverage our long-established, strong relationships with payors to continue to build out our network and increase access to cancer patients in adjacent markets, while at the same time, decreasing oncology care costs for both patients and payors. We seek to provide high quality and lower cost care delivery through the following capabilities:

•	a recruiting process focused on selecting physicians that want to practice evidence-based medicine;

•	technology-enabled care pathways ensuring adherence to evidence-based clinical protocols;

•	strong clinical culture and physician oversight;

•	care management to prevent unnecessary hospitalizations;

•	care delivered in community clinics versus hospital setting;

•	clinically appropriate integration of palliative care and hospice aligned with patients’ goals for care;

•	access to clinical trials providing cutting-edge treatment options at low or no cost to patients or payors; and

•	appropriate provider training on clinical documentation to ensure proper risk adjustment and reimbursement for complex patients

Key Business Metrics

In addition to our financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
(dollars in thousands)	2021	2020	2021	2020	2020	2019
Clinics (1)(2)	62	55	62	55	54	53
Markets (1)	10	7	10	7	7	7
Lives under value-based contracts (millions) (1)	1.6	1.2	1.6	1.2	1.3	1.1
Adjusted EBITDA	$110	$1,353	$522	$4	$5,773	$4,760

(1) At period end

(2) Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs

We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, interest and income tax expense, stock-based compensation and unusual or non-recurring charges. We include adjusted EBITDA because it is an important measure upon which our management uses to assess the results of operations, to evaluate factors and trends affecting our business, and to plan and forecast future periods. We also consider adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

Adjusted EBITDA is “non-GAAP” financial measure within the meaning of Item 10 of Regulation S-K promulgated by the SEC. We believe that this measure provides an additional way of viewing aspects of our operations that, when viewed with the GAAP results, provides a more complete understanding of our results of operations and the factors and trends affecting our business. However, non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with U.S. GAAP. Non-GAAP financial measures used by us may differ from the non-GAAP measures used by other companies, including our competitors.

We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure.

The following table provides a reconciliation of net income (loss), the most closely comparable GAAP financial measure, to Adjusted EBITDA:

	Three Months Ended September 30		Change
(dollars in thousands)	2021	2020	$	%
Net loss	$(2,980)	$(676)	$(2,304)	341%
Depreciation and amortization	850	792	58	7%
Interest expense	78	107	(29)	(27)%
Income tax expense (benefit)	799	(23)	822	(3,574)%
Board and management fees	106	160	(54)	(34)%
Non-cash addbacks(1)	99	49	50	102%
Stock-based compensation	59	36	23	64%
Acquisition-related costs(2)	71	–	71	N/A
Consulting and legal fees(3)	221	344	(123)	(36)%
Other, net(4)	807	564	243	43%
Adjusted EBITDA	$110	$1,353	$(1,243)	(92)%

(1) Non-cash addbacks were primarily comprised of deferred rent and tenant improvement allowances during the three months ended September 30, 2021 and 2020, respectively.

(2) Acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions.

(3) Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the three months ended September 30, 2021 and 2020, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.

(4) Other, net is comprised of severance expenses resulting from cost rationalization programs, as well as temporary labor and recruiting expenses to build out corporate infrastructure during the three months ended September 30, 2021 and 2020, respectively.

	Nine Months Ended September 30		Change
(dollars in thousands)	2021	2020	$	%
Net loss	$(771)	$(9,504)	$8,733	(92)%
Depreciation and amortization	2,421	2,388	33	1%
Interest expense	260	259	1	—%
Income tax expense (benefit)	1,797	(298)	2,095	(703)%
Board and management fees	314	470	(156)	(33)%
Non-cash addbacks(1)	(5,642)	7,661	(13,303)	(174)%
Stock-based compensation	152	112	40	36%
Acquisition-related costs(2)	268	281	(13)	(5)%
Consulting and legal fees(3)	1,151	676	475	70%
Other, net(4)	572	1,895	(1,323)	(70)%
Adjusted EBITDA	$522	$3,940	$(3,418)	(87)%

(1) Non-cash addbacks were primarily comprised of a $5,037 gain on extinguishment of COVID-19-related loans and net bad debt recoveries of $667, partially offset by deferred rent and tenant improvement allowances, and a $7,500 impairment of notes receivable (as described further below), partially offset by deferred rent and tenant improvement allowances, during the nine months ended September 30, 2021 and 2020, respectively.

(2) Acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions.

(3) Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the nine months ended September 30, 2021 and 2020, and related to certain advisory projects and software implementations, and discrete legal fees related to debt financing and predecessor litigation matters.

(4) Other, net is comprised of severance expenses resulting from cost rationalization programs as well as temporary labor and recruiting expenses to build out corporate infrastructure during the nine months ended September 30, 2021 and 2020, respectively. During both periods, respectively, such expenses were partially offset by $1,022 and $978 of stimulus funds received under the CARES Act.

	Year Ended December 31		Change
(dollars in thousands)	2020	2019	$	%
Net loss	$(14,316)	$(4,021)	$(10,295)	256%
Depreciation and amortization	3,178	2,942	236	8%
Interest expense	347	3	344	11,467%
Income tax (benefit) expense	(498)	1,383	(1,881)	(136)%
Board and management fees	620	815	(195)	(24)%
Non-cash addbacks(1)	11,972	624	11,348	1,819%
Stock-based compensation	151	93	58	62%
Acquisition-related costs(2)	374	—	374	N/A
Consulting and legal fees(3)	1,494	—	1,494	N/A
Other, net(4)	2,451	2,921	(470)	(16)%
Adjusted EBITDA	$5,773	$4,760	$1,013	21%

(1) During the year ended December 31, 2020, non-cash addbacks were primarily comprised of a $7,500 impairment of notes receivable (as described further below), $4,233 of bad debts write-offs, and $239 of other miscellaneous charges. During the year ended December 31, 2019, non-cash addbacks were primarily comprised of $184 of deferred rent and tenant improvement allowances and $440 of other miscellaneous expenses.

(2) Acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute and integrate acquisitions.

(3) Consulting and legal fees were a subset of the Company’s total consulting and legal fees during the year ended December 31, 2020 and December 31, 2019, and related to certain advisory projects, software implementations, and discrete legal fees related to debt financing and predecessor litigation matters.

(4) Other, net is comprised of severance expenses resulting from cost rationalization programs and individually insignificant charges during the years ended December 31, 2020 and December 31, 2019, respectively. During the year ended December 31, 2020, such expenses were partially offset by $978 of stimulus funds received under the CARES Act.

Components of Results of Operations

Revenue

We receive payments from the following sources for services rendered: (i) commercial insurers; (ii) pharmacy benefit managers (“PBMs”), (iii) the federal government under the Medicare program administered by the Centers for Medicare and Medicaid Services (“CMS”); (iv) state governments under Medicaid and other programs; (v) other third-party payors and managed care organizations (e.g., risk bearing organizations and independent practice associations (“IPAs”)); and (vi) individual patients and clients.

Revenue primarily consists of capitation revenue, fee-for-service (“FFS”) revenue, dispensary revenue, and clinical trials revenue. Capitation and FFS revenue comprise the revenues within the Company’s patient services segment and are presented together in the results of operations. The following paragraphs provide a summary of the principal forms of our billing arrangements and how revenue is recognized for each type of revenue.

Capitation

Capitation revenues consist primarily of fees for medical services provided by the TOI PCs to our patients under a capitated arrangement with various managed care organizations. Capitation revenue is paid monthly based on the number of enrollees by the contracted managed care organization (per member per month or “PMPM”). Capitation contracts generally have a legal term of one year or longer. Payments in capitation contracts are variable since they primarily include PMPM fees associated with unspecified membership that fluctuates throughout the term of the contract; however, based on our experience, our total underlying membership generally increases over time as penetration of MA products grows. Certain contracts include terms for a capitation deduction where the cost of out-of-network referrals of members are deducted from the future payment. Revenue is recognized in the month services are rendered on the basis of the transaction price established at that time.

Fee-for-Service Revenue

FFS revenue represents revenue earned under contracts in which we bill and collect for medical services rendered by the TOI PCs’ employed physicians. The terms for FFS contracts are short in duration and only last for the period over which services are rendered (typically, one day). FFS revenue consists of fees for medical services provided to patients. As specialist providers, our FFS revenue is dependent on referrals from other physicians, such as primary care physicians. Our affiliated providers build trusted, professional relationships with these physicians and their associated medical groups, which can lead to recurring FFS volume; however, this volume is subject to numerous factors we cannot control and can fluctuate over time. We also receive FFS revenue for capitated patients that receive medical services which are excluded from our capitation contracts. Under the FFS arrangements, third-party payors and patients are billed for patient care services provided by the TOI PCs. Payments for services provided are generally less than billed charges. We record revenue net of an allowance for contractual adjustments, which represents the net revenue expected to be collected from third-party payors (including managed care, commercial, and governmental payors such as Medicare and Medicaid), and patients. These expected collections are based on fees and negotiated payment rates in the case of third-party payors, the specific benefits provided for under each patient’s healthcare plan, mandated payment rates in the case of Medicare and Medicaid programs, and historical cash collections (net of recoveries). The recognition of net revenue (gross charges less contractual allowances) from such services is dependent on certain factors, such as the proper completion of medical charts following a patient visit, the forwarding of such charts to our billing center for medical coding and entering into our billing system, and the verification of each patient’s submission or representation at the time services are rendered as to the payor(s) responsible for payment of such services. Revenue is recorded on the date the services are rendered based on the information known at the time of entering of such information into our billing systems as well as an estimate of the revenue associated with medical services.

Dispensary

Oral prescription drugs prescribed by doctors to their patients are sold directly through the TOI PCs’ dispensaries. Revenue for the prescriptions is based on fee schedules set by various PBMs and other third-party payors. The fee schedule is often subject to direct and indirect remuneration (“DIR”) fees, which are based primarily on pre-established metrics. DIR fees may be assessed in the periods after payments are received against future payments. We recognize revenue, deducted by estimated DIR fees, at the time the patient takes possession of the oral drug.

Clinical Trials Revenue

The TOI PCs also enter into contracts to perform clinical research trials. The terms for clinical trial contracts last many months as the clinical research is performed. Each contract represents a single, integrated set of research activities that are satisfied over time as the output of results from the trial is captured for the trial sponsor to review. Under the clinical trial contracts, the TOI PCs receive a fixed payment for administrative, set-up, and close-down fees; a fixed amount for each patient site visit; and certain expense reimbursements. We recognize revenue for these arrangements on the fees earned to date based on the state of the trial, as established under contract with the customer.

Operating Expenses

Cost of Services

Cost of services primarily includes chemotherapy drug costs, clinician salaries and benefits, and medical supplies. Clinicians include oncologists, advanced practice providers such as physician assistants and nurse practitioners, and registered nurses employed by the TOI PCs.

Dispensary Cost

Dispensary cost primarily includes the cost of oral medications dispensed in the TOI PCs’ clinic locations.

Selling, general and administrative expense

Selling, general and administrative expenses include employee-related expenses, including both clinic and field support staff as well as central administrative and corporate staff. These expenses include salaries and related costs and stock-based compensation for our executives and physicians. Our selling, general and administrative expenses also includes occupancy costs, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and business development. We expect our general and administrative expenses to increase over time following the consummation of the Business Combination due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. We also expect our selling, general and administrative expenses to increase in absolute dollars in the foreseeable future. However, we anticipate selling, general and administrative expenses to decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.

Results of Operations

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenues for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019
Revenue
Patient services	63.1%	62.8%	61.3%	62.8%	62.3%	62.9%
Dispensary	34.3%	34.2%	35.4%	33.5%	34.1%	32.1%
Clinical trials & other	2.6%	3.0%	3.3%	3.7%	3.6%	5.0%
Total operating revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses
Direct costs – patient services	48.6%	51.0%	47.8%	52.6%	51.1%	52.2%
Direct costs – dispensary	29.2%	28.4%	30.3%	28.1%	28.7%	28.0%
Direct costs – clinical trials & other	0.3%	0.4%	0.3%	0.6%	0.5%	0.6%
Selling, general and administrative expense	24.4%	20.1%	23.3%	19.4%	22.3%	19.1%
Depreciation and amortization	1.6%	1.7%	1.6%	1.7%	1.7%	1.9%
Total operating expenses	104.1%	101.6%	103.3%	102.4%	104.3%	101.8%
Loss from operations	(4.1)%	(1.6)%	(3.3)%	(2.4)%	(4.3)%	(1.8)%
Other non-operating (income) expense
Interest expense	0.1%	0.2%	0.2%	0.2%	0.2%	—%
Gain on debt extinguishment	—%	—%	(3.4)%	—%	—%	—%
Other, net	(0.1)%	(0.3)%	(0.7)%	4.6%	3.3%	—%
Total other non-operating (income) expense	—%	(0.1)%	(3.9)%	4.8%	3.5%	—%
Loss before provision for income taxes	(4.1)%	(1.5)%	0.6%	(7.2)%	(7.8)%	(1.8)%
Income tax (expense) benefit	(1.5)%	—%	(1.2)%	0.2%	0.3%	(0.9)%
Net loss	(5.6)%	(1.5)%	(0.6)%	(7.0)%	(7.5)%	(2.7)%

Comparison of the Three and Nine Months Ended September 30, 2021 and 2020

Revenue

	Three Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Patient services	$32,967	$29,664	$3,303	11.1%
Dispensary	17,918	16,163	1,755	10.9%
Clinical trials & other	1,390	1,423	(33)	(2.3)%
Total operating revenue	$52,275	$47,250	$5,025	10.6%

	Nine Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Patient services	$92,376	$86,986	$5,390	6.2%
Dispensary	53,318	46,347	6,971	15.0%
Clinical trials & other	5,005	5,216	(211)	(4.0)%
Total operating revenue	$150,699	$138,549	$12,150	8.8%

Patient services

The increase in patient services revenue for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was primarily due to a 14.8% increase in revenue related to capitated contracts. This increase in capitated revenue was partially offset by a decline in our FFS revenue of 3.7%, as a result of transitioning several FFS contracts to capitation.

The increase in patient services revenue for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was primarily due to a 15.1% increase in revenue related to capitated contracts that began in the fourth quarter of 2020 and continued throughout 2021. This increase in capitated revenue was partially offset by a decline in our FFS revenue of 8.9%, as a result of transitioning several FFS contracts to capitation.

Dispensary

The increase in dispensary revenue for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was primarily due to a 13.4% increase in the average revenue per fill.

The increase in dispensary revenue for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was primarily due to a 2.0% increase in the number of prescriptions filled and a 12.8% increase in the average revenue per fill.

Clinical trials & other

The decrease in clinical trials and other revenue for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was comprised of various miscellaneous sources of revenue, none of which are individually significant.

The decrease in clinical trials and other revenue for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was primarily due to a 16.2% decline in clinical trial revenue resulting from fewer visits due to COVID-19 restrictions and precautions being taken by our patients. This decline was partially offset by a 7.5% increase related to a profit sharing bonus received for one of our capitated contracts and an increase in various miscellaneous sources of revenue, none of which are individually significant.

Operating Expenses

	Three Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Direct costs – patient services	$25,391	$24,078	$1,313	5.5%
Direct costs – dispensary	15,279	13,432	1,847	13.8%
Direct costs – clinical trials & other	182	166	16	9.6%
Selling, general and administrative expense	12,729	9,492	3,237	34.1%
Depreciation and amortization	850	792	58	7.3%
Total operating expenses	$54,431	$47,960	$6,471	13.5%

	Nine Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Direct costs – patient services	$72,051	$72,830	$(779)	(1.1)%
Direct costs – dispensary	45,639	38,896	6,743	17.3%
Direct costs – clinical trials & other	494	787	(293)	(37.2)%
Selling, general and administrative expense	35,120	26,862	8,258	30.7%
Depreciation and amortization	2,422	2,388	34	1.4%
Total operating expenses	$155,726	$141,763	$13,963	9.8%

Patient services cost

The increase in patient services cost for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was primarily due to a 3.4% increase in intravenous drug costs, driven by our patient mix and volume, as well as 2.3% increase in clinical payroll costs due to the growth in clinic count.

The decrease in patient services cost for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was primarily due to a 1.0% decline in intravenous drug costs, driven by our patient mix and volume.

Dispensary cost

The increase in dispensary cost for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was primarily due to a 16.3% increase in the average cost of the prescriptions filled.

The increase in dispensary cost for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was primarily due to an increase of 2.0% in the number of prescriptions filled and an increase of 15.1% in the average cost of the prescriptions filled.

Selling, general and administrative expense

The increase in selling, general and administrative expense for the three and nine months ended September 30, 2021 as compared to the three and nine months ended September 30, 2020 was primarily driven by an increase in salaries and benefits of 15.5% and 16.1% respectively, due to the growth in our management and corporate team. The remainder of the increases were primarily to support the continued growth of our business. These increased costs were offset by bad debt recoveries on our FFS accounts receivable of 2.5% of total selling, general and administrative expenses for the nine months ended September 30, 2021, due to better collections than anticipated.

Other Expenses

	Three Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Interest expense	$78	$107	$(29)	27.1%
Gain on debt extinguishment	—	—	—	—%
Other, net	(53)	(119)	66	(55.5)%
Total other non-operating (income) expense	$25	$(12)	$37	(308.3)%

	Nine Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Interest expense	$260	$259	$1	0.4%
Gain on debt extinguishment	(5,186)	—	$(5,186)	(100.0)%
Other, net	(1,126)	6,328	(7,454)	(117.8)%
Total other non-operating (income) expense	$(6,052)	$6,587	$(12,639)	(191.9)%

Interest expense

The decrease in interest expense for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was due to the decline in our term loan balance due to scheduled amortization payments.

Gain on debt extinguishment

The increase in gain on debt extinguishment for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was a result of all PPPHCE Act loans being forgiven during Q2 2021. The gain includes the loan balance and related accrued interest.

Other, net

The increase in other, net for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was driven by a decline in various miscellaneous expenses, none of which are individually significant, that occurred during the three months ended September 30, 2020.

The decrease in other, net for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 was primarily due to a loan provided in Q1 2020 to an independent oncology practice relating to the management services agreement entered into by the Company, pursuant to which we provide certain management services to the oncology practice, including value-based contracting services. Under the terms of the loan, the loan is to be forgiven in equal installments over five years as long as the management services agreement with the Company remains in effect. Given the probability of forgiveness is likely, we fully impaired the loan in the first quarter of 2020.

Comparison of 2020 and 2019

Revenue

	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Patient services	$116,817	$97,625	$19,192	19.7%
Dispensary	63,890	49,954	13,936	27.9%
Clinical trials & other	6,808	7,826	(1,018)	(13.0)%
Total operating revenue	$187,515	$155,405	$32,110	20.7%

Patient services

The increase in patient services revenue was due to a 14.3% increase in our FFS revenue and 6.3% increase in capitated revenue, both of which resulted from new contract wins and an increase in the number of clinics.

Dispensary

The increase in dispensary revenue was primarily due to a 30.6% increase in the number of prescriptions filled and an increase of 27.9% in the average revenue per fill.

Clinical trials & other

The decrease in clinical trial and other revenue was primarily due to a 12.5% decline in clinical trial visits, resulting from COVID-19 restrictions and precautions being taken by our patients.

Operating Expenses

	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Direct costs – patient services	$95,747	$81,053	$14,694	18.1%
Direct costs – dispensary	53,907	43,456	10,451	24.0%
Direct costs – clinical trials & other	982	955	27	2.8%
Selling, general and administrative expense	41,897	29,644	12,253	41.3%
Depreciation and amortization	3,178	2,942	236	8.0%
Total operating expenses	$195,711	$158,050	$37,661	23.8%

Patient services cost

The increase in patient services cost was attributed to increases in intravenous drug costs of 11.1%, resulting from patient mix, as well as a 4.8% increase in clinical payroll resulting from new contract wins and increases in the number of clinics. The remaining increase in patient services cost is due to various, individually insignificant direct expenses

Dispensary cost

The increase in dispensary cost was due to a 30.6% increase in the number of prescriptions filled, and a 24.0% increase in the average cost of the prescriptions filled. This cost increased slower than dispensary revenues.

Selling, general and administrative expenses

The increase in selling, general and administrative expenses was driven by an increase in salaries and benefits of 16.7% due to the growth in our management and corporate team and an increase in bad debt expense of 13.2% due to a write-down of our FFS accounts receivable. The remainder of the increases were primarily to support the continued growth of our business.

Other Expenses

	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Interest expense	$347	$3	$344	11,466.7%
Other, net	6,271	(10)	6,281	(62,810.0)%
Total other non-operating expense (income)	$6,618	$(7)	$6,625	(94,642.9)%

Interest expense

The increase in interest expense was driven primarily by interest on the term loan that was entered into in February 2020. Prior to that, the Company did not have any indebtedness.

Other, net

The increase in other, net was driven primarily by a loan provided to an independent oncology practice relating to the management services agreement entered into by the Company, pursuant to which we provide certain management services to the oncology practice, including value-based contracting services. Under the terms of the loan, the loan is to be forgiven in equal installments over five years as long as the management services agreement with the Company remains in effect. Given the probability of forgiveness is likely the Company fully impaired the loan in 2020. This impairment was offset by 15.6% in stimulus funds received as part of the CARES Act that the TOI PCs are not obligated to repay.

Liquidity and Capital Resources

General

To date, we have financed our operations principally through private placements of our equity securities and payments received from various payors. On February 26, 2020, we entered into a credit agreement with MUFG Union Bank (“Credit Agreement”), which allows us to borrow up to an aggregate principal amount of $10,000 in the form of term loans, revolving credit commitments, and a letter of credit facility. The term loans and the Revolver bears interest at base rate plus the applicable margin or LIBOR rate plus the applicable margin. As of September 30, 2021, we had $11,532 of cash and $5,125 outstanding under our Credit Agreement.

We may incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to continue to make in expanding our operations and sales and marketing and due to additional general and administrative expenses we expect to incur in connection with operating as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

We believe that following the Business Combination, our cash and cash equivalents will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, the timing and extent of spending to open or acquire new clinics and expand into new markets and the expansion of sales and marketing activities. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be adversely affected.

Cash Flows

The following table presents a summary of our consolidated cash flows from operating, investing, and financing activities for the periods indicated.

	Nine Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Net cash (used in) provided by operating activities	$(9,345)	$1,384	$(10,729)	(775.2)%
Net cash used in investing activities	(3,003)	(8,486)	5,483	(64.6)%
Net cash provided by financing activities	17,882	11,937	5,945	49.8%
Net increase in cash	5,534	4,835	699	14.5%
Cash at beginning of period	5,998	2,446	3,552	145.2%
Cash at end of period	$11,532	$7,281	$4,251	58.4%

	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Net cash provided by (used in) operating activities	$508	$3,615	$(3,107)	(85.9)%
Net cash (used in) provided by investing activities	(8,844)	(1,205)	(7,639)	633.9%
Net cash provided by (used in) financing activities	11,887	(2)	11,889	(594,450.0)%
Net increase (decrease) in cash	3,551	2,408	1,143	47.5%
Cash at beginning of year	2,446	37	2,409	6,510.8%
Cash at end of year	$5,997	$2,445	$3,552	145.3%

Operating Activities

Significant changes impacting net cash used in operating activities for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 were as follows:

•	net income improved $8,733 during the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 primarily due to the gain extinguishment of debt and bad debt recoveries in the second quarter of 2021 and the impairment on the note receivable of $7,500 in the first quarter of 2020 offset by a $2,649 change in deferred taxes;

•	cash provided by accounts payable, accrued expenses and income taxes payable increased $5,013 for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 primarily due to a growth in accounts payable as a result of the growth in our business;

•	cash used by accounts receivable increased $52 for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 due to the growth in our business;

•	cash used by inventory increased $557 for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 due to the growth in our business; and

•	cash used by prepaid and other current assets increased $8,080 for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 due to costs incurred in association with the SPAC transaction that are deferred until the transaction closes.

Significant changes impacting net cash used in operating activities for the year ended December 31, 2020 as compared to the year ended December 31, 2019 were as follows:

•	net loss increased $10,300 from 2020 as compared to 2019 primarily due to the impairment on the note receivable of $7,500, an increase in bad debt expense of $3,906 and an increase in deferred income taxes;

•	cash provided by accounts payable and accrued expenses increased $670 for 2020 as compared to 2019 due to increases in cost of services and selling, general and administrative expenses;

•	cash used by accounts receivable increased $2,433 for 2020 as compared to 2019 due to an increase in revenues; and

•	cash used by prepaid expenses and other current assets increased $1,135 for 2020 as compared to 2019 due to an increase in software projects used to support the growth of the Company.

Investing Activities

Net cash used in investing activities decreased for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 due to the issuance of a $7,500 note receivable in the first quarter of 2020, offset by increases in purchases of property and equipment of $1,140 due to new clinic build-outs and existing clinic remodels and cash used for acquisitions of $677.

Net cash used in investing activities increased in 2020 as compared to 2019 due to the issuance of a $7,500 note receivable and cash used for acquisitions of $150.

Financing Activities

Net cash from financing activities primarily relates to borrowings under our Credit Agreement, principal payments on the Credit Agreement, and capital raises. As of September 30, 2021, we have borrowed $7,500 in the form of a term loan and made principal payments of $2,375.

Contractual Obligations and Commitments

Our principal commitments consist of the Credit Agreement, operating leases and capital leases. Based on the results of the current quarter, we will be in violation of the senior leverage ratio covenant within the Credit Agreement, however, we will pay the remaining principal and interest in the upcoming quarter.

We are subject to certain outside claims and litigation arising out of the ordinary course of business.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2021.

JOBS Act

We qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions.

Variable Interest Entities

We consolidate entities for which we have a variable interest and are determined to be the primary beneficiary. The Company holds variable interests in the TOI PCs, comprised of The Oncology Institute, A Professional Corporation (“TOI CA”) and The Oncology Institute FL, LLC (“TOI FL”), which the Company cannot legally own due to jurisdictional laws governing the corporate practice of medicine. The TOI PCs employ physicians and other clinicians in order to provide professional services to patients of our managed clinics, and under substantially similar MSAs, we serve as the exclusive manager and administrator of the TOI PCs’ non-medical functions and services. The TOI PCs are considered variable interest entities (“VIEs”) as they do not have sufficient equity to finance their activities without additional financial support from the Company. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits — that is, it has (1) the power to direct the activities of a VIE that most significantly impacts the VIE’s economic performance (power), and (2) the obligation to absorb the losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). We have the power to control all financial activities of the TOI PCs, the rights to receive substantially all benefits from the VIEs, and appropriately consolidates the TOI PCs. Revenues, expenses, and income from the TOI PCs are included in the consolidated amounts as presented on the consolidated statements of operations.

Business Combinations

We account for all transactions that represent business combinations using the acquisition method of accounting. As such, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity are recognized and measured at their fair values on the date we obtain control. Such fair values that are not finalized for reporting periods following the acquisition date are estimated and recorded as provisional amounts. Adjustments to these provisional amounts during the measurement period are recorded when identified. Goodwill is determined as the excess of the fair value of the consideration exchanged in the acquisition over the fair value of the net assets acquired.

Segment Reporting

We present the financial statements by segment in accordance with the relevant accounting literature to provide investors with transparency into how the chief operating decision maker (“CODM”) manages the business. Our CODM is our Chief Executive Officer. The CODM reviews financial information and allocates resources across three operating segments: dispensary, patient care, and clinical trials & other.

Revenue Recognition

We recognize consolidated revenue based upon the principle of the transfer of control of our goods and services to customers in an amount that reflects the consideration we expect to be entitled. This principle is achieved through applying the following five-step approach:

1.	Identification of the contract, or contracts, with a customer.

2.	Identification of the performance obligations in the contract.

3.	Determination of the transaction price.

4.	Allocation of the transaction price to the performance obligations in the contract.

5.	Recognition of revenue when, or as, we satisfy a performance obligation.

Consolidated revenue primarily consists of capitation revenue, fee-for-service (FFS) revenue, dispensary revenue, and clinical trials revenue. Revenue is recognized in the period in which services are rendered or the period in which the TOI PCs are obligated to provide services. The form of billing and related risk of collection for such services may vary by type of revenue and the payor. The following paragraphs provide a summary of the principal forms of billing arrangements and how revenue is recognized for each.

Capitation

Capitation contracts have a single performance obligation that is a stand ready obligation to perform specified healthcare services to the population of enrolled members and constitutes a series for the provision of managed healthcare services for the term of the contract, which is deemed to be one month since the mix of patient-customers can and do change month over month. The transaction price for capitation contracts is variable as it primarily includes PMPM fees associated with unspecified membership that fluctuates throughout the term of the contract. Further, we adjust the transaction price for capitation deductions based on historical experience. Revenue is recognized in the month services are rendered on the basis of the transaction price established at that time. If subsequent information resolves uncertainties related to the transaction price, adjustments will be recognized in the period they are resolved. When payment has been received but services have not yet been rendered, the payment is recognized as a contract liability.

Fee For Service

FFS revenue consists of fees for medical services actually provided to patients. These medical services are distinct since the patient can benefit from the medical services on their own. Each service constitutes a single performance obligation for which the patient accepts and receives the benefit of the medical services as they are performed.

The transaction price from FFS arrangements is variable in nature because fees are based on patient encounters, credits due to patients, and reimbursement of provider costs, all of which can vary from period to period. We estimate the transaction price using the most likely methodology and amounts are only included in the net transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. As a practical expedient, the Company adopted a portfolio approach to determine the transaction price for the medical services provided under FFS arrangements. Under this approach, the Company bifurcated the types of services provided and grouped health plans with similar fees and negotiated payment rates.

At these levels, portfolios share the characteristics conducive to ensuring that the results do not materially differ from the standard applied to individual patient contracts related to each medical service provided.

Revenue is recorded on the date the services are rendered based on the information known at the time of entering of such information into our billing systems as well as an estimate of the revenue associated with medical services. When the performance obligation is not satisfied, the billing is recognized as a contract liability.

Dispensary

Dispensed prescriptions that are filled and delivered to the patient are considered a distinct performance obligation. The transaction price for the prescriptions is based on fee schedules set by PBMs and other third-party payors. The fee schedule is often subject to DIR fees, which are based primarily on pre-established metrics. DIR fees may be assessed in periods after payments are received against future payments. We estimate DIR fees to arrive at the transaction price for prescriptions. Revenue is recognized based on the transaction at the time the patient takes possession of the oral drug.

Clinical Research

Clinical research contracts represent a single, integrated set of research activities and thus are a single performance obligation. The performance obligation is satisfied over time as the output is captured in data and documentation that is available for the customer to consume over the course of arrangement and furthers progress of the clinical trial. We have elected to recognize revenue for clinical trials using the ‘as-invoiced’ practical expedient. The customer is invoiced periodically based on the progress of the trial such that each invoice captures the revenue earned to date based on the state of the trial as established under contract with the customer.

Direct Costs of Sales

Direct cost of sales primarily consists of wages paid to clinical personnel and other health professionals, oral and IV drug costs, and other medical supplies used to provide patient care. Costs for clinical personnel wages are expensed as incurred and costs for inventory and medical supplies are expensed when used, generally by applying the specific identification method.

Leases

Lease agreements are evaluated to determine whether they are capital or operating leases. Capital leases are capitalized at the lower of the net present value of the total amount payable under the leasing agreement (excluding finance charges) or the fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with our normal depreciation policy for tangible fixed assets. We allocate each lease payment between a reduction of the lease obligation and interest expense using the effective interest method. Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of the lease term. We report the current and long-term portions of capital lease obligations within accrued expenses and other current liabilities and other non-current liabilities, respectively, on the consolidated balance sheets.

Goodwill and Intangible Assets

Goodwill is not amortized but is required to be evaluated for impairment at the same time every year. We perform annual testing of impairment for goodwill in the fourth quarter of each year. When impairment indicators are identified, we compare the reporting unit’s fair value to its carrying amount, including goodwill. An impairment loss is recognized as the difference, if any, between the reporting unit’s carrying amount and its fair value to the extent the difference does not exceed the total amount of goodwill allocated to the reporting unit.

Finite-lived intangible assets are stated at acquisition-date fair value. Intangible assets are amortized using the straight-line method. Finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When circumstances indicate that recoverability may be impaired, we assess its ability to recover the carrying value of the asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Fair value is determined based on appropriate valuation techniques.

Debt

We account for debt net of debt issuance costs. Debt issuance costs are capitalized, netted against the related debt for presentation purposes, and amortized to interest expense over the terms of the related debt using the effective interest method.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use (“ROU”) asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases), whereas under current accounting standards our lease portfolio consists primarily of operating leases and is not recognized on its consolidated balance sheets. We will adopt ASC 842 effective January 1, 2022, using the alternative modified transition method and will record a cumulative-effect adjustment to the opening balance of retained earnings as of that date. Prior periods will not be restated. We believe the largest impact will be on the consolidated balance sheets for the accounting of facilities-related leases, which represents a majority of its operating leases it has entered into as a lessee. These leases will be recognized under the new standard as ROU assets and operating lease liabilities. We will also provide expanded disclosures for its leasing arrangements. The results of operations are not expected to significantly change after adoption of the new standard.

In June 2016, the FASB issued Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued Accounting Standard Update 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2018-19”), which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued Accounting Standard Update 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), in May 2019, the FASB issued Accounting Standards Update 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”), and in November 2019, the FASB issued Accounting Standards Update 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2019-10”), to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for us for annual and interim periods in fiscal years beginning after December 15, 2022. The entity may early adopt ASU 2016-13, as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While we expect our allowance for credit losses to increase upon adoption of ASU 2016-13, we do not expect the adoption of ASU 2016-13 to have a material effect on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which amends ASC 740, Income Taxes. This new standard is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. The new standard is effective for us beginning January 1, 2022. The guidance in the new standard has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. We are currently evaluating the effect of this ASU on our condensed consolidated financial statements and related disclosures.

Quantitative and Qualitative Disclosures about Market Risk

Management’s discussion and analysis of the quantitative and qualitative disclosures about market risk is included in the Proxy Statement/Prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TOI—Quantitative and Qualitative Disclosures about Market Risk” beginning on page 197, which is incorporated herein by reference.

Properties

The Company’s facilities are described in the Proxy Statement/Prospectus in the section titled “Business of TOI—Properties” on page 196 and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock following the consummation of the Business Combination and the PIPE Investment by:

∙	each person who is known to be the beneficial owner of more than 5% of shares of Common Stock;

∙	each of TOI’s current named executive officers and directors; and

∙	all current executive officers and directors of TOI as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, TOI believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
5% Holders
TOI HC I, LLC (1)	15,662,794	21.0%
M33 Growth I L.P. (2)	15,256,383	20.5%
FMR LLC (3)	12,000,000	16.1%
Jimmy Holdings, Inc. (4)	7,642,253	10.2%
FOG Ventures Investments, LLC (5)	4,634,908	6.2%
OncologyCare Partners, LLC (6)	4,109,771	5.5%
Directors and Executive Officers (7)
Brad Hively (8)	922,516	1.7%
Daniel Virnich (9)	425,089	*
Scott Dalgleish (10)	215,403	*
Yale Podnos (11)	64,527	*
Richard Barasch (12)	85,113	*
Karen Johnson	—	—
Mohit Kaushal (13)	25,534	*
Anne McGeorge	—	—
Ravi Sarin (6)	4,109,771	5.6%
All directors and executive officers as a group (10 individuals)	5,202,539	6.6%

*	Less than one percent

(1)	Havencrest Healthcare Partners, L.P. (“Havencrest”) and its general partner, Havencrest Healthcare Partners GP, LLC (“Havencrest GP”) indirectly have the power to control TOI HC, LLC and may be deemed to have beneficial ownership of the shares directly held by TOI HC I, LLC. Each of Havencrest and Havencrest GP expressly disclaim beneficial ownership of such securities to the extent of their pecuniary interest therein. The business address for TOI HC I, LLC, Havencrest, and Havencrest GP is 2100 McKinney Ave., #1760, Dallas TX 75201.

(2)

Consists of (i) 13,703,803 shares of Common Stock held by M33 Growth I L.P. (“M33”) and (ii) 1,552,580 shares of Common Stock held by TOI M, LLC (“TOI M”). M33 Growth I GP LLC is the general partner of M33. Michael Anello, Gabriel Ling and Brian Shortsleeve serve as the managers of M33 Growth I GP LLC. As a result, Mr. Anello, Mr. Ling and Mr. Shortsleeve indirectly have the power to control M33 and may be deemed to have indirect beneficial ownership of the securities held by M33. M33 is a member of TOI M and Mr. Ling serves as the manager of TOI M. As a result, Mr. Ling has the power to control TOI M and may be deemed to have indirect beneficial ownership of the securities held by TOI M. The business address of each of M33 and TOI M is 888 Boylston Street, Suite 500, Boston, MA 02199.

(3)

Consists of (i) 373,842 shares of New TOI Common Stock to be owned by Fidelity Capital Trust: Fidelity Stock Selector Small Cap Fund; (ii) 1,126,158 shares of New TOI Common Stock to be owned by Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund; (iii) 112,536 shares of New TOI Common Stock owned by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio; (iv) 814,767 shares of New TOI Common Stock to be owned by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (v) 28,268 shares of New TOI Common Stock to be owned by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund; (vi) 11,405 shares of New TOI Common Stock to be owned by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC; (vii) 33,024 shares of New TOI Common Stock to be owned by Fidelity NorthStar Fund - Sub D by its manager Fidelity Investments Canada ULC; (viii) 2,232,581 shares of New TOI Common Stock to be owned by Fidelity Select Portfolios: Select Health Care Portfolio; (ix) 1,472,782 shares of New TOI Common Stock to be owned by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund; (x) 761,936 shares of New TOI Common Stock to be owned by Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund — Health Care Sub; (xi) 282,701 shares of New TOI Common Stock to be owned by Variable Insurance Products Fund IV: VIP Health Care Portfolio; (xii) 377,375 shares of New TOI Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (xiii) 1,815,080 shares of New TOI Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (xiv) 2,110,757 shares of New TOI Common Stock to be owned by Fidelity Growth Company Commingled Pool, By: Fidelity Management Trust Company, as Trustee; and (xv) 446,788 shares of New TOI Common Stock to be owned by Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)

Jimmy Holdings, Inc. has voting and non-voting securities. Richy Agajanian controls the voting power of the voting securities of Jimmy Holdings, Inc., and, as a result of such control, may be deemed to have indirect beneficial ownership of the securities held by Jimmy Holdings, Inc. The business address for Jimmy Holdings, Inc. is 2810 Pinckard Ave., Redondo Beach, CA 90278.

(5)

Dan Murillo, as principal of FOG Ventures Investments, LLC, directly or indirectly has the power to control FOG Ventures Investments, LLC. As a result, Mr. Murillo may be deemed to have indirect beneficial ownership of the securities held by FOG Ventures Investments, LLC. The business address for FOG Ventures Investments, LLC is 19300 S Hamilton Ave, Ste. 285, Gardena, CA 90248.

(6)	OncologyCare Holdings, LLC is the manager of OncologyCare Partners, LLC, and Ravi Sarin formerly served as the managing member of OncologyCare Partners, LLC and continues to have the ability to influence the vote and disposition of the shares in certain circumstances, and thus may be deemed to indirectly beneficially own the shares, except to the extent of his pecuniary interest therein.

(7)	Unless indicated otherwise, the address of each stockholder is 18000 Studebaker Rd., Suite 800, Cerritos, CA 90703.
(8)

Consists of (i) 141,380 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer's stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, (ii) 212,070 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer's stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time and (iii) 591,954 shares of common stock issuable upon exercise of stock options held by Mr. Hively that are exercisable within 60 days of the Closing Date.

(9)	Consists of (i) 78,094 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer's stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, (ii) 195,236 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer's stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time and (iii) 245,909 shares of common stock issuable upon exercise of stock options held by Mr. Virnich that are exercisable within 60 days of the Closing Date.

(10)	Consists of (i) 47,566 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer's stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, (ii) 118,916 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer's stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time and (iii) 106,234 shares of common stock issuable upon exercise of stock options held by Mr. Dalgleish that are exercisable within 60 days of the Closing Date.

(11)	Consists of (i) 11,359 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer's stock price reaches $12.50 per share for 20 days within any 30 consecutive trading days for the two-year period following the closing of the Business Combination, subject to continued employment at such time, (ii) 17,039 shares received in connection with the Business Combination and representing restricted earn-out shares subject to forfeiture and unvested until such time the Issuer's stock price reaches $15.00 per share for 20 days within any 30 consecutive trading days for the three-year period following the closing of the Business Combination, subject to continued employment at such time and (iii) 38,024 shares of common stock issuable upon exercise of stock options held by Mr. Podnos that are exercisable within 60 days of the Closing Date.

(12)	Represents shares held by Mr. Barasch prior to the consummation of the Business Combination, after giving effect to forfeitures pursuant to the Stockholder Support Agreement, dated as of June 28, 2021, by and among DFP, TOI and the Sponsor.

(13)	Represents shares held by Mr. Kaushal prior to the consummation of the Business Combination, after giving effect to forfeitures pursuant to the Stockholder Support Agreement, dated as of June 28, 2021, by and among DFP, TOI and the Sponsor.

Directors and Executive Officers

Upon the consummation of the transactions contemplated by the Merger Agreement and documents related thereto, and in accordance with the terms of the Merger Agreement, each executive officer of DFP ceased serving in such capacities, and both Dr. Jennifer Carter and Dr. Gregory Sorensen ceased serving on DFP’s board of directors.

Brad Hively, Richard Barasch, Karen Johnson, Mohit Kaushal, Anne McGeorge, Maeve O’Meara and Ravi Sarin were appointed as directors of TOI by the stockholders of DFP, to serve until the end of their respective terms and until their successors are elected and qualified. The Board has appointed Richard Barasch to serve as Chairperson of the Board. Anne McGeorge, Maeve O’Meara and Ravi Sarin were appointed to serve on TOI’s audit committee with Anne McGeorge serving as the chair and Ms. McGeorge, Ms. O’Meara and Mr. Sarin each qualifying as an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K.

Brad Hively was appointed as TOI’s Chief Executive Officer, Daniel Virnich was appointed as TOI’s Chief Operating Officer, Scott Dalgleish was appointed as TOI’s Chief Financial Officer, and Mark Huppelsheuser was appointed as TOI’s General Counsel.

TOI’s directors and executive officers after the consummation of the Business Combination are described in the Proxy Statement/Prospectus in the section titled “New TOI Management After the Business Combination” beginning on page 243, and that information is incorporated herein by reference.

Additionally, interlocks and insider participation information regarding TOI’s executive officers is described in the Proxy Statement/Prospectus in the section titled “New TOI Management After the Business Combination—Compensation Committee Interlocks and Insider Participation” beginning on page 248 and that information is incorporated herein by reference.

Executive Compensation

The executive compensation of Old TOI’s executive officers is described in the Proxy Statement/Prospectus in the section titled “TOI Parent, Inc.’s Executive and Director Compensation” beginning on page 249 and that information is incorporated herein by reference.

Director Compensation

The compensation of Old TOI’s directors is described in the Proxy Statement/Prospectus in the section titled “TOI Parent, Inc.’s Executive and Director Compensation” beginning on page 249 and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

Certain relationships and related party transactions of TOI are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Party Transactions” beginning on page 255 and are incorporated herein by reference.

Director Independence

Certain relationships and related party transactions of TOI are described in the Proxy Statement/Prospectus in the section titled “New TOI Management After the Business Combination—Director Independence” on page 246 and are incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Business of TOI—Legal Proceedings” beginning on page 196, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Shares of TOI’s common stock and TOI’s warrants commenced trading on the Nasdaq under the symbols “TOI” and “TOIIW,” respectively, on November 15, 2021, in lieu of the Class A common stock, warrants and units of DFP. TOI has not paid any cash dividends on its shares of common stock to date. It is the present intention of the Board to retain all earnings, if any, for use in TOI’s business operations and, accordingly, TOI’s board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon TOI’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, the ability of TOI to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

Information respecting DFP’s Class A common stock, warrants and units and related stockholder matters are described in the Proxy Statement/Prospectus in the section titled “Dividend Policy” on page 40 and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Report concerning the issuance and sale by TOI of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities

The description of TOI’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of New TOI Securities” beginning on page 215 and is incorporated herein by reference.

Indemnification of Directors and Officers

The indemnification of TOI’s directors and officers is set forth in the Proxy Statement/Prospectus in the section titled “Description of New TOI Securities—Limitations on Liability and Indemnification of Officers and Directors” beginning on page 224 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

At the Closing, TOI consummated the PIPE Investment. The disclosure under Item 2.01 of this Report relating to the PIPE Investment is incorporated into this Item 3.02 by reference.

TOI issued the foregoing securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with TOI’s transfer agent). The parties also had adequate access, through business or other relationships, to information about TOI.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 to this Report is incorporated herein by reference.

Item 4.01. Changes in Registrant’s Certifying Accountant.

For accounting purposes, the Transactions are treated as a reverse acquisition and, as such, the historical financial statements of the accounting acquirer, TOI, which have been audited by BDO USA, LLP, will become the historical financial statements of the Company. In a reverse acquisition, a change of accountants is presumed to have occurred unless the same accountant audited the pre-transaction financial statements of both the legal acquirer and the accounting acquirer, and such change is generally presumed to occur on the date the reverse acquisition is completed.

(a) Dismissal of independent registered public accounting firm.

On November 14, 2021, the Audit Committee of the Board dismissed WithumSmith+Brown, PC (“Withum”), DFP’s independent registered public accounting firm prior to the business combination, as the Company’s independent registered public accounting firm effective following the filing of the Company’s Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, DFP.

The report of Withum on DFP’s, the Company’s legal predecessor, balance sheet as of December 31, 2020 and the statements of operations, changes in stockholders’ equity and cash flows for the period from November 1, 2019 (inception) to December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from November 1, 2019 (inception) to December 31, 2020 and subsequent interim period through November 12, 2021, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on DFP’s financial statements for such period.

During the period from November 1, 2019 (inception) to December 31, 2020 and subsequent interim period through November 12, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Withum’s letter, dated November 18, 2021, is filed as Exhibit 16.1 to this Report.

(b) Disclosures regarding the new independent auditor.

On November 14, 2021, the Board approved the engagement of BDO USA, LLP (“BDO”) and intends to appoint BDO as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. BDO served as independent registered public accounting firm of Old TOI prior to the Business Combination. During the years ended December 31, 2020 and 2019, the period from September 20, 2018 through December 31, 2018, and subsequent interim period through November 12, 2021 (successor periods) and for the period from January 1, 2018 through September 19, 2018 (predecessor period), neither the Company nor anyone on the Company’s behalf consulted with BDO with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that BDO concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

Item 5.01. Changes in Control of Registrant.

The information set forth above under Item 1.01 and Item 2.01 of this Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the sections titled “Directors and Executive Officers”, “Executive Compensation”, “Director Compensation” and “Certain Relationships and Related Transactions” in Item 2.01 of this Report is incorporated herein by reference.

2021 Equity Incentive Plan

At the Special Meeting, the DFP stockholders considered and approved the The Oncology Institute, Inc. 2021 Incentive Award Plan (the “2021 Plan”). 2021 Plan was previously approved, subject to stockholder approval, by DFP’s board of directors and subsequently ratified by the Board on November 14, 2021. The 2021 Plan became effective immediately upon the Closing.

A summary of the terms of the 2021 Plan is set forth in the Proxy Statement/Prospectus in the section titled “Incentive Plan Proposal” beginning on page 140 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Such summary and the foregoing description are qualified in their entirety by reference to the text of the 2021 Plan, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

2021 Employee Stock Purchase Plan

At the Special Meeting, the DFP stockholders considered and approved the The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously approved, subject to stockholder approval, by DFP’s board of directors and subsequently ratified by the Board on November 14, 2021. The ESPP became effective immediately upon the Closing.

A summary of the terms of the ESPP is set forth in the Proxy Statement/Prospectus in the section titled “The ESPP Proposal” beginning on page 145 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Such summary and the foregoing description are qualified in their entirety by reference to the text of the ESPP, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Special Meeting, the DFP stockholders considered and approved, among other things, the proposals set forth in the Proxy Statement/Prospectus in the sections titled “The Charter Proposal” and “The Advisory Charter Proposals” beginning on pages 128 and 134 respectively of the Proxy Statement/Prospectus (the “Charter Proposal”).

The Amended and Restated Certificate of Incorporation of TOI (the “Certificate of Incorporation”), which became effective upon filing with the Secretary of State of the State of Delaware on November 12, 2021, includes the amendments proposed by the Charter Proposal.

On November 12, 2021, the Board approved and adopted the Amended and Restated Bylaws of TOI (the “Bylaws”), which became effective as of the Effective Time.

Copies of the Certificate of Incorporation and the Bylaws are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

The description of the Certificate of Incorporation and the general effect of the Certificate of Incorporation and the Bylaws upon the rights of holders of TOI’s capital stock are included in the Proxy Statement/Prospectus under the sections titled “The Charter Proposal,” “The Advisory Charter Proposals,” “Comparison of Stockholder Rights” and “Description of New TOI Securities” beginning on pages 128, 134, 226 and 215, respectively, of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on November 14, 2021, TOI’s board of directors approved and adopted a new Code of Ethics and Conduct applicable to all employees, officers and directors of TOI. A copy of the Code of Business Conduct and Ethics can be found at https://investors.theoncologyinstitute.com/corporate-governance/governance-documents. The above description of the Code of Ethics and Conduct does not purport to be complete and is qualified in its entirety by reference to the full text of the Code of Ethics and Conduct.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “The Business Combination Proposal” beginning on page 96, which is incorporated herein by reference. Further, the information set forth in the Introductory Note and under Item 2.01 of this Report is incorporated herein by reference.

Item 8.01. Other Events.

On November 15, 2021, TOI issued a press release announcing the start of trading. A copy of the press release is filed hereto as Exhibit 99.3 and incorporated herein by reference.

As a result of the Business Combination, TOI became the successor issuer to DFP. Pursuant to Rule 12g-3(a) under the Exchange Act, TOI’s common stock and warrants are deemed registered under Section 12(b) of the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The (i) audited consolidated financial statements of Old TOI as of and for the years ended December 31, 2020 and 2019 included in the Proxy Statement/Prospectus beginning on page F-73 of the Proxy Statement/Prospectus and (ii) unaudited condensed consolidated financial statements of Old TOI as of and for the periods ended September 30, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of DFP and Old TOI as of and for the nine months ended September 30, 2021 and as of and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description
2.1†	Merger Agreement, dated as of June 28, 2021, by and among DFP, Merger Sub I, Merger Sub II, and TOI (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-258152) filed on October 20, 2021).

3.1	Amended and Restated Certificate of Incorporation of The Oncology Institute, Inc.

3.2	Amended and Restated Bylaws of The Oncology Institute, Inc.

4.1	Specimen Common Stock Certificate of The Oncology Institute, Inc.

4.1	Warrant Agreement, dated March 10, 2020, by and between DFP and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-39248), filed with the SEC on March 13, 2020.

10.1	Amended and Restated Registration Rights Agreement by and among DFP Healthcare Acquisitions Corp, DFP Sponsor LLC and certain other parties thereto.

10.2	The Oncology Institute, Inc. 2021 Incentive Award Plan

10.3	The Oncology Institute, Inc. Employee Stock Purchase Plan

14.1	The Oncology Institute Code of Ethics and Conduct

16.1	Response Letter from WithumSmith + Brown, P.C.

99.1	Unaudited condensed consolidated financial statements of Old TOI as of and for the periods ended September 30, 2021 and 2020.

99.2	Unaudited pro forma condensed combined financial information of DFP and Old TOI as of and for the nine months ended September 30, 2021 and as of and for the year ended December 31, 2020.

99.3	Press Release dated November 15, 2021.

†	The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

+	Indicates a management contract or compensatory plan.

#	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item 601(b)(10).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Oncology Institute, Inc.

Date: November 18, 2021	By:	/s/ Brad Hively
	Name:	Brad Hively
	Title:	Chief Executive Officer